                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                         ATLANTIC PREMIUM BRANDS, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                         ATLANTIC PREMIUM BRANDS, LTD.
                           650 DUNDEE ROAD, SUITE 370
                           NORTHBROOK, ILLINOIS 60062
                                 (847) 412-6200

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Atlantic Premium Brands, Ltd., a Delaware corporation, to be held at 10:00 a.m. central time on Tuesday, August 1, 2000, at Edens Corporate Center, 630 Dundee Road, 2nd Floor, Northbrook, Illinois.

     The matters to be considered at the meeting are described in the accompanying Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. On behalf of the Board of Directors, I urge you to please complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote will be counted, if, for any reason, you are unable to attend. If your shares are held in the name of a broker, you should obtain a letter of identification from your broker and bring it to the meeting. In order to personally vote shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

     We look forward to seeing you at the 2000 Annual Meeting of Stockholders.

                                          Sincerely,

                                          Merrick M. Elfman
                                          Chairman

June 30, 2000

                         ATLANTIC PREMIUM BRANDS, LTD.
                           650 DUNDEE ROAD, SUITE 370
                           NORTHBROOK, ILLINOIS 60062
                                 (847) 412-6200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2000 Annual Meeting of Stockholders of Atlantic Premium Brands, Ltd. (the "Company") will be held at Edens Corporate Center, 630 Dundee Road, 2nd Floor, Northbrook, Illinois, on Tuesday, August 1, 2000, at 10:00 a.m. central time for the following purposes:

          1. To elect three (3) directors to the Board of Directors to serve for a term of three (3) years and until their respective successors are elected and qualified;

          2. To consider and act upon such other business as may properly come before the meeting.

     Ten days prior to the 2000 Annual Meeting of Stockholders, a list of all stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, at the Company's office in Northbrook, Illinois.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          Tom D. Wippman
                                          Secretary

Northbrook, Illinois
June 30, 2000

                         ATLANTIC PREMIUM BRANDS, LTD.
                           650 DUNDEE ROAD, SUITE 370
                           NORTHBROOK, ILLINOIS 60062
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 1, 2000

     This Proxy Statement is furnished on or about June 30, 2000 to stockholders of Atlantic Premium Brands, Ltd. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2000 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. central time on Tuesday, August 1, 2000, at Edens Corporate Center, 630 Dundee Road, 2nd Floor, Northbrook, Illinois.

     The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Company by mail or by personal interview, telephone and telegraph by officers and other management employees of the Company, who will receive no additional compensation for their services.

     Any stockholders giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving notice of such revocation to the Secretary of the Company at its executive offices at 650 Dundee Road, Suite 370, Northbrook, Illinois 60062, or by attending the meeting and voting in person.

     At the close of business on June 20, 2000, there were 6,751,558 shares of the Common Stock of the Company outstanding and entitled to vote at the meeting. Only stockholders of record on June 20, 2000, will be entitled to vote at the meeting, and each share will have one vote.

VOTING INFORMATION

     At the Annual Meeting votes will be counted by written ballot. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. The election of the Board of Directors' nominees for directors will require the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors. Approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote thereon. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Annual Meeting, whether those stockholders vote "For," "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast "For" each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "Against" the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently. Broker non-votes will have the effect of reducing the number of shares considered present and entitled to vote on the matter.

     A stockholder may, with respect to the election of directors, (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees, or (iii) withhold authority to vote with respect to any nominee, by so indicating in the appropriate space on the proxy card.

     Proxies properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight persons and will consist of eight persons following the Annual Meeting assuming the election of all of the nominees to the Board of Directors. In addition to the eight directors currently in office, there is one vacancy on the Board of Directors. The Board of Directors is divided into three classes, each of whose members serves for a staggered three-year term. The terms of the current Class I Directors (Messrs. Becker, Fleming and Jordan) expire with this Annual Meeting. Each of these individuals has been nominated as a Class I Director to be elected at the Annual Meeting. Each of the nominees, if elected, will serve for three years until the 2003 Annual Meeting of Stockholders and until a successor has been elected and qualified. The current Class II and III Directors will continue in office until the 2001 and 2002 Annual Meetings of Stockholders, respectively. The vacancy on the Board of Directors is for a Class III director.

     The following table presents information concerning both persons nominated for election as directors of the Company and continuing directors of the Company, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held.

NOMINEES FOR DIRECTORS

Class I -- Directors to be Elected at the 2000 Annual Meeting:

     Eric D. Becker. Mr. Becker, age 37, served as Chairman of the Company from September 1993 through July 1996, and has been a director since 1991, when the Company's business was purchased from a predecessor. Mr. Becker is also a co-founder and Managing Principal of Sterling Capital, Ltd., a private investment firm which was founded in 1984 ("Sterling Capital"), and, since 1984, Mr. Becker has also been Chairman and Vice President of Sterling Group, Inc., an affiliate of Sterling Capital ("Sterling Group"). Mr. Becker is also Chairman of International Collectors Society LP, a privately-held collectibles company ("ICS"), and The Becker Group, Ltd., a privately-held company in the mall decorations business ("Becker Group"). Mr. Becker has also been a Principal of Sterling Advisors, LP ("Sterling Advisors") since 1984 and Managing Director of Sterling Venture Partners, LLC since July 1999.

     Brian Fleming. Mr. Fleming, age 54, has served as a director of the Company since December 1997 and is currently a member of the Compensation Committee. Mr. Fleming is President and Chief Operating Officer of E.W. Knauss & Son, a manufacturer of processed meat products specializing in dried beef and meat snacks, a position he has held since 1998. From 1991 to 1997, Mr. Fleming was the President of Knauss Snack Food Company, a privately-held meat snack business. Prior to 1991, Mr. Fleming was the President and Chief Operating Officer of Acme Foods Company, a privately-held meat snack company. Mr. Fleming is presently a director of the McShane Group, a management consulting company, and The Decal Source, which designs and distributes decals for use in Nascar motor sports, positions he has held since 1997 and 1998, respectively.

     G. Cook Jordan, Jr. Mr. Jordan, age 48, has served as a director of the Company since September 1993 and is a member of the Audit Committee and the Compensation Committee. Mr. Jordan is a private investor. From 1998 to 1999, Mr. Jordan was a general partner at CID Equity Partners, a venture capital investment fund. From 1996 through 1998, Mr. Jordan was a principal at C3 Holdings, LLC, a private investment firm. From 1988 through 1996, Mr. Jordan served as a Manager of Allstate Venture Capital, which is affiliated with Allstate Insurance Company.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class II -- Directors Serving Until 2001 Annual Meeting:

     Merrick M. Elfman. Mr. Elfman, age 41, is Chairman of the Company, a position he has held since July 1996, and has been a director of the Company since 1993. Mr. Elfman has been Chairman of Gray Supply Company, Inc., a privately-held distributor of specialty lighting products ("Gray"), since 1989, and Carlton Foods, which is now a subsidiary of the Company, since 1990; Vice-Chairman of ICS since 1997; and a director of Becker Group since 1998. He is also the founder of Elfman Venture Partners, Inc. ("EVP"), a private investment firm of which he has been president since 1987.

     John T. Hanes. Mr. Hanes, age 63, has served as a director of the Company since December 1997 and is a member of the Audit Committee. From 1994 to the present, Mr. Hanes has served as President of The John T. Hanes Company, a management consulting firm, and he has been a director of Premier Valley Foods, a privately-held manufacturer and marketer of the DelMonte brand of dried fruits, since 1998. From 1991 to 1994, Mr. Hanes served as the Chairman and President of Doskocil Companies/Wilson Foods Corporation, Incorporated, a publicly-held manufacturer of pizza and other processed meat products, and retired as its Chief Executive Officer.

     Steven M. Taslitz. Mr. Taslitz, age 41, has served as a director of the Company since 1991. Mr. Taslitz is a co-founder and Managing Principal of Sterling Capital and Sterling Group and a partner of Sterling Advisors. He has served as the President of Sterling Group since 1984. Mr. Taslitz is a director of Gray and Becker Group.

Class III -- Directors Serving Until 2002 Annual Meeting:

     John A. Miller. Mr. Miller, age 46, has served as a director of the Company since September 1993 and is currently a member of the Audit Committee and the Compensation Committee. Mr. Miller has served as President of North American Paper Company since 1988. Mr. Miller has been a director of Network Services Inc. since 1991, where he is a member of the Compensation Committee and Audit Committee; a director of Becker Group since 1998; and a director of ICS since 1998, where he is a member of the Compensation Committee.

     Alan F. Sussna. Mr. Sussna, age 43, has served as a director of the Company since March 1996 and is the Company's President and Chief Executive Officer, positions he has held since March 1996. Mr. Sussna is also a director of ICS and Becker Group (where he is a member of the Compensation Committee), positions he has held since 1998. From 1991 through 1995, Mr. Sussna was a director of Bain & Company, a consulting firm. In the fall of 1999, Mr. Sussna was elected to the Board of Directors of StartSampling, Inc., an internet start-up. Through his association with Bain & Company and as a partner in the consulting firm of McKinsey & Company, he has opened offices as well as led those firms' Consumer Goods practices. Mr. Sussna has also held industry positions as Executive Vice President -- Sales and Marketing for Jim Beam Brands and in product management at Frito-Lay, Inc.

BOARD COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee and has no nominating committee. Selection of nominees for the Board is made by the entire Board of Directors.

     Since May 1998, the Audit Committee has been composed of Mr. Hanes, Mr. Jordan and Mr. Miller. The Audit Committee is responsible for reviewing the internal accounting procedures of the Company and the results and scope of the audit and other services provided by the Company's independent auditors, consulting with the Company's independent auditors and recommending the appointment of independent auditors to the Board of Directors. The Audit Committee met two times during the year ended December 31, 1999; each member of the Audit Committee attended both meetings.

     Since April 1998, the Compensation Committee has been composed of Mr. Jordan, Mr. Fleming and Mr. Miller. The Compensation Committee has the authority and performs all of the duties related to the compensation of management of the Company, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation, including matters relating to the administration of the Company's 1999 Amended and Restated Stock Option Plan (the "Option Plan"). The Compensation Committee met three times during the year ended December 31, 1999; each member of the Compensation Committee attended all three meetings.

ATTENDANCE AT MEETINGS

     During the year ended December 31, 1999, the Board of Directors held five meetings. All directors attended at least 75% of the meetings of the Board of Directors, except Mr. Becker, who attended three of the five meetings.

DIRECTORS' FEES

     Under the Option Plan, non-employee directors receive options to purchase 10,000 shares of Common Stock on January 1 of each year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of Common Stock as of June 20, 2000, by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock, each director of the Company, each Named Officer (as defined below), and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the Securities and Exchange Commission (the "SEC") by such persons or upon information otherwise provided by such persons to the Company.

                                                              SHARES BENEFICIALLY
                 NAMES OF BENEFICIAL OWNERS                        OWNED(1)          PERCENTAGE OWNED
                 --------------------------                   -------------------    ----------------
Douglas L. Becker...........................................         405,957(2)            5.99%
Eric D. Becker..............................................         503,457(3)            7.37%
Merrick M. Elfman...........................................         520,059(4)            7.61%
Philip L. Glass.............................................         408,768(5)            6.05%
Bruce L. Goldman............................................         647,076(6)            9.58%
Rudolf Christopher Hoehn-Saric..............................         436,699(7)            6.47%
Steven M. Taslitz...........................................         510,934(8)            7.48%
Thomas M. Dalton............................................         147,133(9)            2.14%
Steven E. Englander.........................................          18,750(10)              *
Brian T. Fleming............................................          27,500(11)              *
John T. Hanes...............................................          32,400(11)              *
G. Cook Jordan, Jr..........................................          86,607(12)           1.27%
John A. Miller..............................................         194,905(13)           2.86%
Alan F. Sussna..............................................         544,424(14)           7.65%
All directors and executive officers as a group (10
  persons)..................................................       2,586,169(15)          33.73%

---------------
  *  Less than one percent

 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 30,000 shares underlying currently exercisable options. The address for this shareholder is c/o 650 Dundee Road, Suite 370, Northbrook, IL 60062.

 (3) Includes 392,293 shares held by Mr. Becker's wife (of which Mr. Becker disclaims beneficial ownership) and 77,500 shares underlying currently exercisable options or options exercisable within 60 days. The address for this shareholder is c/o 650 Dundee Road, Suite 370, Northbrook, IL 60062.

 (4) Includes 82,000 shares underlying currently exercisable options or options exercisable within 60 days. Of the remaining 438,059 shares, 433,805 are held by Mr. Elfman and his wife jointly. The address for this shareholder is c/o 650 Dundee Road, Suite 370, Northbrook, IL 60062.

 (5) Includes 130,240 shares held by the Glass International Ltd. Profit Sharing Plan and Trust dated July 1, 1983 (the "Trust"). Mr. Glass and his wife, Ellen V. Glass, are co-trustees and also the beneficiaries of the Trust. Of the remaining shares, 278,528 are held by Mr. Glass and his wife jointly, either as joint tenants or tenants in common. The address for this shareholder is 20 N. Wacker, #3400, Chicago, IL 60606-3102.

 (6) Includes 250,346 shares held by Mr. Goldman and Mr. Taslitz as co-trustees of the KJT Gift Trust. Mr. Goldman disclaims beneficial ownership of the shares held by the KJT Gift Trust. The address for this shareholder is c/o 650 Dundee Road, Suite 370, Northbrook, IL 60062.

 (7) Includes 24,593 shares held by Mr. Hoehn-Saric as Trustee for the benefit of Gabriella Hoehn-Saric and 21,519 shares held by him as Trustee for the benefit of Rudolph Christopher Hoehn-Saric, Jr. Also includes 30,000 shares underlying currently exercisable options or options exercisable within 60 days. The address for this shareholder is c/o 650 Dundee Road, Suite 370, Northbrook, IL 60062.

 (8) Includes 144,923 shares held by Mr. Taslitz as trustee of the Kathy J. Taslitz Trust and 250,346 shares held by Mr. Taslitz and Mr. Goldman as co-trustees of the KJT Gift Trust. Mr. Taslitz disclaims beneficial ownership of the 250,346 shares held by him as co-trustee of the KJT Gift Trust. Also includes 82,000 shares underlying currently exercisable options or options exercisable within 60 days. The address for this shareholder is c/o 650 Dundee Road, Suite 370, Northbrook, IL 60062.

 (9) Includes 133,333 shares underlying currently exercisable options or options exercisable within 60 days.

(10) Includes 15,000 shares underlying currently exercisable options or options exercisable within 60 days.

(11) Includes 27,500 shares underlying currently exercisable options or options exercisable within 60 days.

(12) Includes 52,000 shares underlying currently exercisable options or options exercisable within 60 days. Also includes 19,607 shares held by Mr. Jordan's IRA.

(13) Includes 52,000 shares underlying currently exercisable options or options exercisable within 60 days.

(14) Includes 165,725 shares held by Mr. Sussna as trustee of the Alan F. Sussna Trust and 9,803 shares held by Mr. Sussna's wife, Brenda B. Sussna, as trustee of the Brenda B. Sussna Trust. Mr. Sussna disclaims beneficial ownership of all 9,803 shares held by his wife as trustee of the Brenda B. Sussna Trust. Also includes 366,667 shares underlying currently exercisable options or options exercisable within 60 days, which are held by Mr. Sussna as Trustee of the Alan F. Sussna Trust.

(15) Includes 915,500 shares underlying currently exercisable options or options exercisable within 60 days.

                                  COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth annual and long-term compensation for the fiscal years ended December 31, 1997, 1998 and 1999 for services in all capacities to the Company of (i) the Chief Executive Officer, and (ii) the Company's next two most highly compensated executive officers (collectively, the "Named Officers"). No other executive officer of the Company received total annual salary and bonus in excess of $100,000 during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                              ANNUAL COMPENSATION        SECURITIES
                                          ---------------------------    UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)(2)
      ---------------------------         ----   ---------   --------   ------------   ------------------
Alan F. Sussna,.........................  1999    335,394    145,500           --            40,523
  President and                           1998    310,346     50,000      500,000            27,704
  Chief Executive Officer                 1997    270,000     53,825           --            21,462
Thomas M. Dalton,.......................  1999    159,808     33,750      125,000            20,854
  Senior Vice President and               1998    110,425         --       75,000            12,462
  Chief Financial Officer (1)
Steven E. Englander,....................  1999    106,999     10,000           --            14,060
  Senior Vice President - Marketing (3)   1998     39,095         --       45,000             3,231

---------------
(1) Mr. Dalton joined the Company as Senior Vice President and Chief Financial Officer on April 6, 1998.

(2) These amounts represent $3,462, $3,704 and $1,523 contributed by the Company in 1997, 1998 and 1999, respectively, to its 401(k) Plan on behalf of Mr. Sussna; $18,000, $24,000, and $39,000 paid to Mr. Sussna in 1997, 1998, and
    1999, respectively, as an allowance for transportation costs and health related benefits; $12,462 and $18,000 paid to Mr. Dalton in 1998 and 1999, respectively, as an allowance for transportation costs and health related benefits; $2,854 and $2,060 contributed by the Company in 1999 to its 401(k) Plan on behalf of Dr. Daton and Mr. Englander, respectively; and $3,231 and $12,000 paid to Mr. Englander in 1998 and 1999, respectively, as an allowance for transportation costs and health related benefits.

(3) Mr. Englander joined the Company as Senior Vice President-Marketing on August 10, 1998.

OPTION GRANTS

     The following table sets forth certain information concerning option grants to the Named Officers during 1999:

                             OPTION GRANTS IN 1999

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                  INDIVIDUAL GRANTS(1)                          ANNUAL RATES OF
                               -----------------------------------------------------------        STOCK PRICE
                                                      PERCENT OF                               APPRECIATION FOR
                                   NUMBER OF        TOTAL OPTIONS                                 OPTION TERM
                                   SECURITIES         GRANTED TO     EXERCISE                ---------------------
                               UNDERLYING OPTIONS    EMPLOYEES IN    PRICE(3)   EXPIRATION      5%          10%
 NAME AND PRINCIPAL POSITION        GRANTED         FISCAL YEAR(2)    ($/SH)       DATE         ($)         ($)
 ---------------------------   ------------------   --------------   --------   ----------   ---------   ---------
Alan F. Sussna...............           -0-                0%           N/A           N/A         N/A         N/A
Thomas M. Dalton.............       125,000               43%         $2.75      07/23/09     216,183     547,849
Steven E. Englander..........           -0-                0%           N/A           N/A         N/A         N/A

---------------
(1) These options were issued pursuant to the Company's option plan and the Named Officer's employment agreement and may not be exercised until they vest. Mr. Dalton's 125,000 options vest one-third on each of July 23, 1999, 2000 and 2001, subject to acceleration upon the satisfaction of certain conditions set forth in Mr. Dalton's employment agreement.

(2) Based on 287,918 options granted to all employees.

(3) Based on the market price on the date of grant.

     There were no option exercises by the Named Officers in 1999. Shown below is information with respect to outstanding options held by the Named Officers as of December 31, 1999. All options reflected in the chart below were granted under the Option Plan and the Named Officer's employment agreement.

                     AGGREGATED 1999 YEAR-END OPTION VALUES

                                            NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS AT 12/31/99
               NAME                  12/31/99 EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
               ----                  ----------------------------------  --------------------------------
Alan F. Sussna.....................   233,333/516,667                     $75,000/$50,000
Thomas M. Dalton...................    66,667/133,333                          $0/$0
Steven E. Englander................     5,000/40,000                           $0/$0

---------------
(1) Based on closing price of $2.00 per share of Common Stock on December 31, 1999, as reported by the American Stock Exchange.

PERFORMANCE GRAPH

     The graph below compares the Company's cumulative stockholder return on its Common Stock since December 31, 1994 with the CRSP Total Return Index for the Nasdaq Stock Market (US and Foreign), the CRSP Total Return Index for the Nasdaq Stock Market (US) and a composite peer group of Hormel Foods Corp., Smithfield Foods Inc., Thorn Apple Valley Inc. and Bridgford Foods Corp.

     The Company has included the CRSP Total Return Index for the Nasdaq Stock Market (US) on its stock performance graph this year. The Board of Directors believes that the CRSP Total Return Index for the Nasdaq Stock Market (US) includes companies with more comparable market capitalization than the CRSP Total Return Index for the Nasdaq Stock market (US and Foreign). A comparison to the CRSP Total Return Index for the Nasdaq Stock Market (US and Foreign) is included this year in order to provide transition to the new market index.

     Since December 31, 1997, the Company's Common Stock has been principally traded on the American Stock Exchange ("AMEX") under the symbol "ABR."

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                               PERFORMANCE GRAPH

                                          ATLANTIC PREMIUM     NASDAQ STOCK MARKET    NASDAQ STOCK MARKET
                                            BRANDS, LTD.         (U.S. & FOREIGN)             (US)           COMPSITE PEER GROUP
                                          ----------------     -------------------    -------------------    -------------------
12/31/94                                      100.000                100.000                100.000                100.000
12/31/95                                       42.553                140.359                141.335                 98.960
12/31/96                                       98.404                171.847                173.898                110.414
12/31/97                                      127.660                209.841                213.067                152.209
12/31/98                                       63.830                290.635                300.431                153.211
12/31/99                                       68.085                545.460                555.988                160.997

     This graph is not deemed to be "soliciting material" or to be filed with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Act of 1934 (the "1934 Act"), and the graphs shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 (the "1933 Act") or the 1934 Act.

CONSULTING AND EMPLOYMENT AGREEMENTS

     Effective March 15, 1996, the Company entered into an Employment Agreement with Mr. Sussna, pursuant to which Mr. Sussna serves as the Company's Chief Executive Officer and President. The initial term of the Employment Agreement is for five years and may be extended for additional one year periods commencing March 15, 2001 unless and until terminated by written notice given by either party to the other six months prior to each applicable termination date. The Employment Agreement provides that the Company will pay Mr. Sussna base compensation of $230,000 in the first year of the Employment Agreement and $200,000 per year thereafter, subject to normal cost of living increases, as well as those increases permitted by the Compensation Committee. The base compensation was raised to $300,000 per year in April 1997, with subsequent increases resulting in base salary being set at $338,250 in 1999. Mr. Sussna's Employment Agreement also provides for an annual bonus based on cash flow. The Compensation Committee approved a revised bonus structure for Mr. Sussna in 1998 pursuant to which Mr. Sussna will receive an annual bonus of up to 50% of his base salary, based on the Company's actual cash flow and management objectives. Pursuant to his Employment Agreement, Mr. Sussna received options to purchase 250,000 shares of the Company's Common Stock at an exercise price of $1.50 per share, which options vest in five equal installments on the first through fifth anniversaries of the effective date of the Employment Agreement, subject to acceleration upon the satisfaction of certain conditions set forth in the Employment Agreement. In 1998, the Compensation Committee granted Mr. Sussna options to purchase an additional 500,000 shares of Common Stock at an exercise price of $2.75 per share, 250,000 of which options vest in three equal installments on the first through third anniversaries of the date of the grant, while the vesting of the remaining 250,000 options depends upon the Company's stock price achieving certain levels.

     Effective April 6, 1998, the Company entered into an Employment Agreement with Mr. Dalton, pursuant to which Mr. Dalton serves as the Company's Senior Vice President and Chief Financial Officer. The initial term of the Employment Agreement is for three years and may be extended for additional one year periods commencing April 6, 2001 unless and until terminated by written notice given by either party to the other six months prior to each applicable termination date. The Employment Agreement provides that the Company will pay Mr. Dalton base compensation of $150,000 in the first year of the Employment Agreement, subject to normal cost of living increases, as well as those increases permitted by the Compensation Committee. Mr. Dalton's base compensation was increased to $165,000 per year in 1999. The Employment Agreement provides for an annual bonus of up to 30% of Mr. Dalton's base salary, based on various performance criteria. In May 1999, the Compensation Committee approved an increase to Mr. Dalton's annual bonus so that Mr. Dalton will receive an annual bonus of up to 40% of his base salary. Pursuant to his Employment Agreement, Mr. Dalton received options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $3.375 per share which options vest in three equal installments on the first through third anniversaries of the date of grant, subject to acceleration upon the satisfaction of certain conditions set forth in Mr. Dalton's Employment Agreement. In 1999, the Compensation Committee granted Mr. Dalton options to purchase an additional 125,000 shares of the Company's Common Stock at an exercise price of $2.75 per share which options vest in three equal installments on the issuance and second through third anniversaries of the date of grant, subject to acceleration upon the satisfaction of the conditions set forth in Mr. Dalton's Employment Agreement.

     Effective August 10, 1998, the Company entered into an Employment Agreement with Mr. Englander, pursuant to which Mr. Englander serves as the Company's Senior Vice President -- Marketing. The Employment Agreement may be terminated by Mr. Englander or the Company at any time, subject in some circumstances to the Company's obligation to pay Mr. Englander's compensation for a period of time after the termination, which period depends upon the reason for the termination and the duration of Mr. Englander's employment with the Company prior to termination and which period in no event exceeds six months. The

Employment Agreement provides that the Company will pay Mr. Englander base compensation of $107,000 per year during his employment with the Company, subject to normal cost of living increases. Mr. Englander will also receive an annual bonus of up to 30% of his base salary, 50% of which will be based on overall Company performance and 50% of which will based upon management objectives described by the Chief Executive Officer on an annual basis. Pursuant to his Employment Agreement, Mr. Englander received options to purchase 45,000 shares of the Company's Common Stock, 15,000 of which have an exercise price of $2.875 per share and vest in three equal installments on the first through third anniversaries of the date of the Employment Agreement, 15,000 of which have an exercise price of $3.31 (the average closing price of the ten trading days preceding August 10, 1999) and vest in three equal installments on the second through fourth anniversaries of the date of the Employment Agreement, and 15,000 of which have an exercise price which will be equal to the average closing price on the ten trading days preceding August 10, 2000 and vest in three equal installments on the third through fifth anniversaries of the date of the Employment Agreement.

     The Employment Agreements for Mr. Sussna and Mr. Dalton provide for certain separation benefits. These provisions provide that if the executive's employment is terminated either (1) by the Company without cause, or (2) by the executive due to a reduction in responsibility without his consent, a reduction in his base salary, relocation of his office from Chicago, Illinois, a failure by the Company to comply with the terms of the Employment Agreement, or certain changes of control of the Company, then the executive will receive the full amount of the executive's base salary, the annual bonus to which the executive would have been entitled but for the termination, and continued employee benefits for the maximum period permitted by law. These separation benefits are also triggered if the aggregate beneficial ownership of the following individuals is reduced to less than 15% of the number of shares of Common Stock outstanding: Douglas L. Becker, Eric D. Becker, Merrick M. Elfman, Bruce L. Goldman, Rudolf Christopher Hoehn-Saric and Steven M. Taslitz, as well as their spouses and dependent children or trusts established for their benefit.

     The Employment Agreements for Mr. Sussna, Mr. Dalton and Mr. Englander also contain certain non-competition and confidentiality provisions pursuant to which they agree not to compete with the Company for a period of three years (two years in the case of Mr. Dalton and Mr. Englander) following termination of his employment with the Company, nor will they solicit for employment any director, stockholder or certain employees of the Company during such period. The Employment Agreements also provide that Mr. Sussna, Mr. Dalton and Mr. Englander will not disclose any confidential information concerning the Company and its business to any other person or entity except as may be required by law.

     The Company was also a party to a consulting agreement with entities owned by certain directors and stockholders of the Company. See "Certain Transactions with Management and Others."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors and the Compensation Committee has furnished the following report on its policies with respect to the compensation of the executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

     The Company's Board of Directors established the Compensation Committee at the end of 1993, and the Compensation Committee will determine and act upon compensation decisions as described below in 2000 and future years. Decisions on compensation of the Company's executive officers generally will be made by the Compensation Committee of the Board of Directors. No member of the Compensation Committee is an employee of the Company. Since April 1998, the Compensation Committee has consisted of Mr. Fleming, Mr. Jordan and Mr. Miller. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers will be reviewed by its full Board of Directors.

COMPENSATION POLICIES TOWARD NAMED OFFICERS AND EXECUTIVE OFFICERS

     The Company's executive compensation policies are intended to provide competitive levels of compensation that reflect the Company's annual and long-term performance goals, reward superior corporate performance and assist the Company in attracting and retaining qualified executives. Total compensation for the executive officers is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Company's Common Stock. The base salaries, if not fixed by contract, are set at levels which the Compensation Committee believe are comparable to those of executives of similar status in the food industry. In addition to base salary, each senior executive may be eligible to receive an annual bonus tied to the Company's success in achieving certain annual performance measures, as well as individual performance. The Board of Directors and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Accordingly, the Compensation Committee intends to consider annual grants of stock options to certain of the executive officers and other eligible persons under the Option Plan.

     The following describes in more specific terms the three elements of the executive officers' compensation in 1999:

     Base Salary. The base salaries for Mr. Sussna, Mr. Dalton and Mr. Englander are fixed by contract, and Mr. Elfman is not directly compensated by the Company. The Compensation Committee may also consider discretionary adjustments for those executive officers under contract. In 1999, Mr. Sussna's base salary was increased to $338,250 and Mr. Dalton's base salary was increased to $165,000, which increases reflect both cost of living and discretionary adjustments.

     Annual Incentive Bonus. Annual incentive bonuses are primarily based upon the achievement of measurable pre-tax earnings performance goals established at the beginning of the fiscal year. With respect to Mr. Sussna, the Company is to pay Mr. Sussna an annual bonus of up to 50% of his base salary, based on the Company's actual cash flow and management objectives. In 1999, Mr. Sussna received $145,500 in bonus compensation. Mr. Dalton's bonus of up to 40% of base salary is also based on the Company's actual cash flow and management objectives. In 1999, Mr. Dalton received $33,750 in bonus compensation. Mr. Englander's bonus of up to 30% of base salary is based 50% on overall company performance and 50% on management objectives described by the Chief Executive Officer on an annual basis. In 1999, Mr. Englander received $10,000 in bonus compensation. The Compensation Committee may also consider discretionary bonuses for those executive officers under contract.

     Long-Term Stock Option Incentives. Stock options provide executives with the opportunity to buy an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. Stock options are granted at the fair market value price of the Common Stock on the date of grant, are subject to vesting over time and only have future value for the executive officers if the stock price appreciates from the date of grant. All options have terms of ten years from the date of grant. Factors influencing stock option grants to executive officers include performance of the Company, relative levels of responsibility, contributions to the businesses of the Company and competitiveness with other growth oriented companies. Stock options granted to executive officers and other management employees are approved by the Compensation Committee. In 1999, Mr. Sussna and Mr. Englander were not granted any options. Mr. Dalton received options to purchase 125,000 shares of the Company's Common Stock at an exercise price of $2.75 her share, which vest in three equal installments on the issuance and second through third anniversaries of the date of grant, subject to acceleration upon the satisfaction of certain conditions set forth in Mr. Dalton's employment agreement.

     Other Compensation Plans. The Company maintains a defined contribution plan (the "401(k) Plan") which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company's executive officers are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable not to exceed the limits of Code Sections 401(k), 404 and 415 (i.e., $10,000 in 1999). All amounts deferred under the 401(k) Plan's salary reduction feature by a participant vest immediately in the participant's account while contributions made by the Company vest over a six year period in the participant's account. The Company will make a matching contribution to the 401(k) Plan equal to 50% of each participant's contribution, up to a maximum of 6% of the participant's salary. The Company may make additional discretionary contributions.

     Benefits. Benefits offered to executive officers are largely those that are offered to the general employee population, such as life insurance coverage and participation in the 401(k) Plan. Benefits are not tied directly to corporate performance.

     Mr. Elfman's Compensation. Although Mr. Elfman received no direct compensation from the Company during 1999, the Company paid EVP $52,000 for services provided in connection with the December 1998 to February 1999 disposition of the beverage division, including the services of Mr. Elfman. See "Certain Transactions with Management and Others."

     The Compensation Committee believes that the Company's executive compensation policies and programs serve the interests of the Company and its stockholders. Total compensation to the executive officers is linked to Company performance.

     Submitted by the Members of the Compensation Committee:

          Brian T. Fleming
          G. Cook Jordan, Jr.
          John A. Miller

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's officers, directors and certain beneficial holders of Common Stock to file reports about their beneficial ownership of the Company's Common Stock. Specific due dates for these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 1999. All of these filing requirements were satisfied except that Mr. Dalton and Mr. Sussna failed to timely report two transactions and Mr. Miller failed to timely report four transactions. In making these disclosures, the Company has relied solely upon written representations of its directors and executive officers and copies of the reports they filed with the SEC.

                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

     The Company entered into a Consulting Agreement (the "Consulting Agreement") with Mr. Eric Becker and Sterling Group (assigned by Sterling Group to Sterling Advisors), effective November 29, 1993, pursuant to which Mr. Becker acted as a part-time consultant to the Company and served as the Company's Chairman of the Board and a director. The initial term of this Consulting Agreement was from November 29, 1993 until December 31, 1998. The term of the agreement was to extend for additional one year periods commencing on January 1, 1999, and each January 1 thereafter, unless and until terminated by written notice given by either party to the other 12 months prior to each applicable termination date. The Consulting Agreement provided that the Company pay Sterling Advisors a base fee of $140,000 per year, which base fee was to increase by 3% on January 1 of each year the agreement remained in effect.

     Effective March 15, 1996, the Consulting Agreement was terminated and replaced with a new Consulting Agreement (the "New Consulting Agreement") pursuant to which Sterling Advisors and EVP agreed to provide consulting services to the Company for base consulting fees in the aggregate of $300,000 per year, increasing 5% on January 1 of each year the agreement is in effect and increases or decreases in the event of an acquisition or divestiture by the Company. Messrs. Douglas Becker (a 5% beneficial owner of the Company's Common Stock), Eric Becker (a director and 5% beneficial owner), Rudolph Christopher Hoehn-Saric (a 5% beneficial owner), and Steven Taslitz (a director and 5% beneficial owner) own Sterling Advisors, while Mr. Merrick Elfman (a director and 5% beneficial owner) is the sole stockholder of EVP. Mr. Elfman acts as a consultant to the Company and starting in July 1996 began serving as the Company's Chairman of the Board pursuant to the New Consulting Agreement. The New Consulting Agreement provides that the Chairman is entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical insurance plan maintained by the Company for its non-employee directors, and reimbursement for certain fees of professional organizations.

     The term of the New Consulting Agreement is from March 15, 1996 until December 31, 2001. The term of the agreement extends for additional one year periods commencing January 1, 2002, and each January 1 thereafter, unless and until terminated by written notice given by either party to the other 12 months prior to each applicable termination date. All compensation payable by the Company under the New Consulting Agreement is payable 80% to Sterling Advisors and 20% to EVP. The New Consulting Agreement provides that Sterling Advisors and EVP (or their respective principals) will receive in the aggregate options to purchase 25,000 shares of Common Stock during each year in which the New Consulting Agreement is in effect. Such options vest on December 31 of each year at an exercise price equal to the fair market value of the Common Stock on the preceding January 1 of the same year. The New Consulting Agreement also provides for the reimbursement of certain expenses incurred by Sterling Advisors and EVP on behalf of the Company.

     For the 18 month period commencing July 1, 1997 and ending December 31, 1998, Sterling Advisors and EVP agreed not to take any consulting fees which would otherwise be payable under the New Consulting Agreement and in lieu thereof the Company paid Sterling Advisors and EVP an aggregate of $750,000 in investment banking fees in connection with its March 1998 acquisition of J.C. Potter Sausage Company and the related financing. The New Consulting Agreement was further amended effective as of December 1, 1998 in connection with the December 1998 to February 1999 disposition of the beverage division. This amendment (the "Beverage Amendment") provided for an aggregate payment to Sterling Advisors and EVP of $260,000 for services provided in connection with the disposition of the beverage division, in lieu of all other base fees that would have been payable under the New Consulting Agreement for the period from January 1, 1999 through July 15, 1999. Subsequent to July 15, 1999, there is no consulting agreement in place with Sterling Advisors and EVP. It is expected that future payments to Sterling Advisors and EVP will be related to services provided for specific transactions entered into by the Company.

     The Company, Sterling Group and Messrs. Eric Becker, Steven Taslitz, Douglas Becker and Christopher Hoehn-Saric entered into a Non-Compete and Non-Disclosure Agreement containing certain non-competition and confidentiality provisions pursuant to which Sterling Group and Messrs. E. Becker, Taslitz, D. Becker and Hoehn-Saric agreed not to compete with the Company for a period ending one year after Sterling Group's consulting relationship with the Company is terminated, nor will they solicit for employment any director, stockholder or certain employees of the Company during such period. This agreement also provides that neither Sterling Group nor these individuals will disclose any confidential information concerning the Company and its business to any other person or entity except as may be required by law.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company engaged the firm of KPMG LLP as its independent public accountants for 1999. It is expected that a representative from this firm will be present at the Annual Meeting, and will be available to respond to appropriate questions from the stockholders if the need arises, or make a statement if the representative desires to do so.

     The Audit Committee of the Board of Directors of the Company voted to replace Arthur Andersen LLP with KPMG LLP as the Company's independent accountant. This decision was communicated to Arthur Andersen LLP on December 14, 1998. During fiscal years 1996 and 1997, and the subsequent interim period of 1998 prior to December 14, 1998, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, nor did Arthur Andersen LLP's reports on the financial statements for such periods contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the filing of a Current Report on Form 8-K with the SEC regarding the Company's change in accountants, Arthur Andersen LLP, by letter addressed to the SEC and filed with the Form 8-K, indicated that it is in agreement with the statements in the preceding sentence.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company no later than March 2, 2001 and must otherwise comply with rules of the Securities and Exchange Commission for inclusion in the Company's proxy statement and form of proxy relating to the meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

                                               A COPY OF THE ANNUAL REPORT TO
                                          STOCKHOLDERS FOR THE FISCAL YEAR ENDED
                                          DECEMBER 31, 1999 ACCOMPANIES THIS
                                          PROXY STATEMENT. STOCKHOLDERS MAY
                                          OBTAIN, FREE OF CHARGE, A COPY OF THE
                                          COMPANY'S ANNUAL REPORT ON FORM 10-K
                                          FOR THE SAME YEAR BY WRITING TO
                                          ATLANTIC PREMIUM BRANDS, LTD.,
                                          ATTENTION: TOM WIPPMAN, SECRETARY, 650
                                          DUNDEE ROAD, SUITE 370, NORTHBROOK,
                                          ILLINOIS 60062.

[FRONT SIDE OF PROXY CARD]


PROXY                     ATLANTIC PREMIUM BRANDS, LTD.                    PROXY
                              NORTHBROOK, ILLINOIS


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder of the Common Stock of Atlantic Premium Brands, Ltd. (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated June 30, 2000, hereby constitutes and appoints Thoms M. Dalton, Merrick M. Elfman and Tom D. Wippman, and each of them acting singly in the absence of the other, as Proxies and with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated below, all of the shares of Common Stock of the Corporation held of record by the undersigned on June 20, 2000, at the Annual Meeting of Stockholders to be held at 10:00 a.m. local time on August 1, 2000, or at any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL ONE, AND, IF OTHER BUSINESS IS PRESENTED AT THE MEETING, IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXIES ON THOSE MATTERS.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                   USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

                 (Continued and to be signed on reverse side.)

[BACK SIDE OF PROXY CARD]

                          ATLANTIC PREMIUM BRANDS, LTD.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


         The Board of Directors Unanimously Recommends a Vote FOR Each of the following Proposals.

1.       ELECTION OF THREE (3) DIRECTORS FOR A THREE-YEAR TERM.

         CLASS I (to serve until the 2003 annual meeting of stockholders)

         NOMINEES:

         01  Eric D. Becker         02   Brian T. Fleming
         03  G. Cook Jordan, Jr.

         FOR ALL _________ WITHHOLD ALL _________ FOR ALL EXCEPT* __________


         __________________________________________
         (*Except Nominees Written Above.)

2. In their direction, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments(s) thereof.



                                     Dated: ________________, 2000


                                     ___________________________________________


                                     ___________________________________________



                                     ___________________________________________
                                     Signature(s)



Please sign exactly as your name appears on this form. When shares are held in more than one name, each joint owner should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              FOLD AND DETACH HERE

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM
                      PROMPTLY USING THE ENCLOSED ENVELOPE.